Exhibit 21.1

                            List of Subsidiaries of
                       Graham Packaging Holdings Company





Name:                                Jurisdiction and Type of Formation
------------------------------       ----------------------------------
Graham Packaging Company             Delaware limited partnership

GPC Capital Corp. I                  Delaware corporation

GPC Capital Corp. II                 Delaware corporation

GPC OPCO GP LLC                      Delaware limited liability company

GPC Sub GP LC                        Delaware limited liability company

Graham Packaging Canada Limited      Ontario corporation

Graham Packaging France Partners     Pennsylvania general partnership

Graham Packaging France Holdings     French S.A.
S.A.

Graham Packaging France, S.A.        French S.A.

Graham Packaging Italy, S.r.L.       Italian S.r.L.
S.I.P. Srl                           Italian S.r.L.

LIDO Plast-Graham SRL                Argentine S.r.L.

Graham Packaging Poland, L.P.        Pennsylvania limited partnership

Masko Graham Spolka Z.O.O.           Polish Ltda.

Graham Recycling Company             Pennsylvania limited partnership
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Name:                                Jurisdiction and Type of Formation
------------------------------       ----------------------------------

Graham Packaging Latin America,      Delaware limited liability company
LLC

Graham Brasil Participacoes Ltda.    Brazilian Ltda.

Graham Packaging do Brasil           Brazilian S.A.
Industria e Comercio S.A.

Graham Packaging U.K. Ltd.           England corporation

Graham Packaging Deutschland Gmbh    German LLC

Graham Plastpak Plastic Ambalaj      Turkish LLC
A.S.
Graham Packaging Europe S.A.S.       French Societe

Graham Emballlages Plastiques S.A.   French corporation

Resin Rio Comercio Ltda.             Brazil LLC



Note: Certain foreign subsidiaries' statutory shares are not included in the table above.